Gulf Resources Reaffirms Earnings Guidance for 2015

SHOUGUANG, China, July 27, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced it reaffirms earnings guidance for 2015.

"We know investors are concerned about the problems in the Chinese stock market and the lower price of your Gulf Resources shares," Xiaobin Liu, the CEO of Gulf Resources stated. "The economy of China has not been strong and the decline in the domestic stock market has had some impact. Nonetheless, we continue to be optimistic about our current business and future prospects.

"Our business continues to operate according to our plan," CEO Liu continued. "Bromine prices have increased about 10% from the same period last year. With the sharp price increases and production cut backs announced by the world's two largest producers, we expect further improvement. SCRC, our newly acquired chemical company, is doing well. Because SCRC makes products used in medicines, it should be immune to weaknesses in the Chinese economy.

"Over the intermediate to long-term," CEO Liu stated, "the ban on new IPOs in China and the decline in the prices of small capitalization stocks, should benefit Gulf. Many potential competitors may not have the opportunity to raise capital. As one of the largest domestic companies in the bromine industry, we should be able to gain share and continue to expand our downstream chemical business.

"At the end of the first quarter, we had $2.61 per share in cash, shareholders' equity per share of $7.72, and working capital per share of $3.69 (based on the 42.7 million primary shares)," CEO Liu continued. "This gives us great flexibility to grow our business."

"We are continuing to pursue permission to produce natural gas at our first test well on trial production," CEO Liu stated. "If the trial production performs as expected, we will pursue licenses for further wells. Natural gas prices continue to be very strong in China. We believe this could be an exceptional opportunity for us."

"We understand why U.S. investors may be nervous," Mr. Liu stated, "but we want to assure you that the fundamentals of our business are strong and we are working hard to produce strong returns for our investors."

While we do not know exactly how the economy will perform in the second half of 2015, we continue to believe that we can achieve our original earnings guidance of between $33 and $34 million, ($0.71 to $0.75 per share.)

About GulfResources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI") and Shouguang City Rongyuan Chemical Co., Ltd. (SCRC). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. And SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com

IR Manager
Max Ma
Max_vx@163.com